Exhibit 99.1 April 28, 2004 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: David Donaldson (205) 298-3220
VULCAN ANNOUNCES STRONG FIRST QUARTER RESULTS

Birmingham, Ala. -- April 28, 2004 -- Vulcan Materials Company (NYSE:VMC) today announced that first quarter earnings from continuing operations before the cumulative effect of accounting change were $0.15 per diluted share compared to last year's $0.02 per share. The Company recorded net earnings of $0.14 per diluted share in the quarter as compared to a loss of $0.17 per share in the prior year. The prior year loss included a non-cash charge of $0.18 per share related to the cumulative effect of adopting FAS 143, "Accounting for Asset Retirement Obligations". Net sales were $561 million, 8 percent higher than the first quarter of 2003.

Commenting on the results, Don James, Chairman and CEO of Vulcan stated, "Favorable weather and robust construction activity across most markets in March led to a strong rebound in sales and earnings for Construction Materials. First quarter sales in Construction Materials were at a record level with higher sales volumes for all key products, including record aggregates shipments."

In the first quarter, net cash provided by operating activities increased over $18 million from the prior year due primarily to higher earnings. On April 1, 2004, the Company retired $243 million in five-year notes as scheduled with available cash.

Other operating costs decreased approximately $3 million due mostly to lower asset impairment charges.

All results are unaudited.

Segment Results - Construction Materials

For the quarter, net sales increased 10 percent to a record $431.9 million and segment earnings were $42.6 million, an increase of over $23 million from the prior year.

The record sales and strong earnings were due primarily to higher volumes in key products compared to the prior year. Aggregates shipments increased 10 percent as many of the Company's key markets benefited from better weather conditions and stronger construction activity than 2003. Aggregates margins improved from the prior year due to a combination of modest price increases and lower unit operating costs due to higher volumes.

Ready-mixed concrete volumes and earnings also benefited from drier weather and strong residential demand. Earnings from asphalt improved as the impact of higher volumes more than offset the effects of a slight increase in the cost for liquid asphalt.

Segment Results - Chemicals

Net sales of $129.2 million increased approximately $2 million from the first quarter of 2003. The growth in 5CP sales and improved market demand for other chlorinated products were offset by a significant weakness in caustic soda prices.

For the quarter, the segment recorded a loss of $8.5 million as compared to a loss of $3.6 million in the prior year. The impact of lower caustic soda prices and higher legal and asset impairment charges more than offset the effects of increased demand for chlorinated products, including 5CP, and improved plant operating performance.

Outlook

Mr. James stated, "Our 2004 outlook for Construction Materials remains unchanged with earnings for the year in the range of $415 to $445 million.

"A sustained recovery in construction activity appears to be underway. The 10 percent increase in the first quarter marks the third consecutive quarter in which aggregates shipments have rebounded with double digit gains in volume.

"Overall, for the full year, we expect aggregates shipments and pricing in our markets to increase modestly. Residential construction remains robust and we anticipate the pace in 2004 to approximate the level of activity in 2003. Highway construction should increase modestly for the full year and we anticipate a modest increase in private nonresidential construction late in the year.

"With respect to Chemicals, the growth in demand for 5CP and continuing improvements in plant operations should benefit segment results. Demand for chlorine and chlorinated products are improving. Caustic soda prices, however, have weakened considerably and are not expected to strengthen until late in the year. As a result, we are maintaining our projection of a segment loss of $5 to $15 million in 2004.

"Overall for 2004, we continue to expect earnings of $2.45 to $2.65 per share from continuing operations.

"In the second quarter, we expect earnings in both segments to improve from the prior year. As a result, we expect to earn between $0.75 and $0.85 per share."

Conference Call
Vulcan will host a conference call scheduled for 10:00 a.m. CDT on April 29, 2004. Investors and other interested parties may access the teleconference live by calling (800) 299-0148 or via the Internet through Vulcan's home page at vulcanmaterials.com.

Vulcan Materials Company, a member of the S&P 500 index, is a producer of industrial materials with significant positions in two industries. It is the nation's foremost producer of construction aggregates, a major producer of other construction materials, and a significant chloralkali chemicals producer.

Certain matters discussed in this release contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions including the timing or extent of any recovery of the economy; the timing and amount of federal, state and local funding for infrastructure; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing pension and healthcare costs; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year.

TABLE A
Vulcan Materials Company and Subsidiary Companies
Consolidated Statements of Earnings (Condensed and unaudited)	(Amounts in thousands, except per share data) Three Months Ended March 31
	2004	2003
Net sales	$561,076	$518,888
Delivery revenues	56,386	47,843
Total revenues	617,462	566,731
Cost of goods sold	475,004	449,401
Delivery costs	56,386	47,843
Cost of revenues	531,390	497,244
Gross profit	86,072	69,487
Selling, administrative and general expenses	53,513	50,656
Other operating costs	1,604	4,550
Minority interest in losses	810	144
Other income, net	2,409	1,136
Earnings from continuing operations before interest and income taxes	34,174	15,561
Interest income	1,760	998
Interest expense	13,045	13,486
Earnings from continuing operations before income taxes	22,889	3,073
Provision for income taxes	7,187	930
Earnings from continuing operations before cumulative effect of accounting change	15,702	2,143
Loss on discontinued operations	(707)	(882)
Cumulative effect of accounting change	-	(18,811)
Net earnings (loss)	$ 14,995	$(17,550)
Basic net earnings per share:
Earnings from continuing operations before cumulative effect of accounting change	$0.15	$0.02
Discontinued operations	-	(0.01)
Cumulative effect of accounting change	-	(0.18)
Net earnings (loss) per share	$0.15	$(0.17)
Diluted net earnings per share:
Earnings from continuing operations before cumulative effect of accounting change	$0.15	$0.02
Discontinued operations	(0.01)	(0.01)
Cumulative effect of accounting change	-	(0.18)
Net earnings (loss) per share	$0.14	$(0.17)
Weighted-average common shares outstanding:
Basic	102,188	101,779
Assuming dilution	103,425	102,371
Cash dividends per share of common stock	$0.260	$0.245
Depreciation, depletion, accretion and amortization from continuing operations	$63,492	$65,060
Effective tax rate	31.4%	30.3%

	TABLE B
Vulcan Materials Company and Subsidiary Companies
Operating Results by Reportable Segment (Unaudited)	(Amounts in thousands) Three Months Ended March 31
	2004	2003
Net Sales
Construction Materials	$431,883	$392,037
Chemicals	129,193	126,851
Total	$561,076	$518,888
Total Revenues
Construction Materials	$474,399	$428,435
Chemicals	143,063	138,296
Total	$617,462	$566,731
Earnings from Continuing Operations Before Interest and Income Taxes
Construction Materials	$ 42,645	$ 19,149
Chemicals	(8,471)	(3,588)
Segment* earnings	$34,174	$15,561
Depreciation, Depletion, Accretion and Amortization from Continuing Operations
Construction Materials	$51,577	$52,197
Chemicals	11,915	12,863
Total	$63,492	$65,060

*After allocation of corporate expenses and income, other than interest, to the segment with which it is related in terms of products and services. Allocations are based on a trailing 12-month average capital employed and net sales.

TABLE C
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands)
Consolidated Balance Sheets (Condensed and unaudited)	March 31 2004	December 31 2003	March 31 2003
Assets
Cash and cash equivalents	$436,987	$416,689	$166,301
Medium-term investments	-	4,974	-
Accounts and notes receivable:
Accounts and notes receivable, gross	361,030	368,671	354,814
Less: Allowance for doubtful accounts	(8,434)	(8,718)	(9,419)
Accounts and notes receivable, net	352,596	359,953	345,395
Inventories:
Finished products	184,478	174,778	197,661
Raw materials	7,274	7,483	11,543
Products in process	908	476	648
Operating supplies and other	38,288	36,639	40,319
Inventories	230,948	219,376	250,171
Deferred income taxes	35,156	34,358	37,505
Prepaid expenses	16,674	14,892	13,477
Total current assets	1,072,361	1,050,242	812,849
Investments and long-term receivables	20,940	21,111	19,593
Property, plant and equipment:
Property, plant and equipment, cost	4,155,101	4,115,646	4,195,240
Less: Reserve for depreciation, depletion and amortization	(2,268,158)	(2,222,998)	(2,192,508)
Property, plant and equipment, net	1,886,943	1,892,648	2,002,732
Goodwill	579,817	579,817	575,838
Other assets	96,200	93,042	85,785
Total	$3,656,261	$3,636,860	$3,496,797
Liabilities and Shareholders' Equity
Current maturities of LTD	$249,621	$249,721	$41,382
Notes payable	22,000	29,000	35,272
Trade payables and accruals	143,698	129,361	138,746
Other current liabilities	128,544	134,870	102,816
Total current liabilities	543,863	542,952	318,216
Long-term debt	609,148	607,654	857,120
Deferred income taxes	352,069	338,913	342,411
Other noncurrent liabilities	258,263	252,518	229,963
Minority interest	91,177	91,987	92,514
Shareholders' equity	1,801,741	1,802,836	1,656,573
Total	$3,656,261	$3,636,860	$3,496,797
Current ratio	2.0	1.9	2.6

	TABLE D
Vulcan Materials Company and Subsidiary Companies
Consolidated Statements of Cash Flows (Condensed and unaudited)	(Amounts in thousands) Three Months Ended March 31
	2004	2003
Operating Activities
Net earnings (loss)	$14,995	$(17,550)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	63,494	67,718
Cumulative effect of accounting change	-	18,811
Increase in assets before effects of business acquisitions	(9,648)	(30,418)
Increase in liabilities before effects of business acquisitions	21,650	36,293
Other, net	3,523	1,054
Net cash provided by operating activities	94,014	75,908
Investing Activities
Purchases of property, plant and equipment	(41,919)	(51,107)
Proceeds from sale of property, plant and equipment	5,106	4,771
Payment for businesses acquired, net of acquired cash	(14,388)	-
Decrease in medium-term investments	4,974	-
Change in investments and long-term receivables	145	(3,653)
Net cash used for investing activities	(46,082)	(49,989)
Financing Activities
Net payments - commercial paper and bank lines of credit	(7,000)	(2,025)
Payment of short-term debt	(477)	(736)
Payment of long-term debt	(24)	-
Dividends paid	(26,520)	(24,878)
Proceeds from exercise of stock options	6,573	248
Other, net	(186)	(2,955)
Net cash used for financing activities	(27,634)	(30,346)
Net increase (decrease) in cash and cash equivalents	20,298	(4,427)
Cash and cash equivalents at beginning of period	416,689	170,728
Cash and cash equivalents at end of period	$436,987	$166,301

	TABLE E
1. Supplemental Cash Flow Information
Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the three months ended March 31 is summarized below (amounts in thousands):
	2004	2003
Supplemental Disclosure Of Cash Flow Information
Cash paid (refunded) during the period for:
Interest, net of amount capitalized	$7,609	$7,338
Income taxes	1,239	(4,536)